Filed Pursuant to Rule 433 Registration Statement No. 333-227001

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated April 1, 2020
Pricing Supplement Dated April __, 2020 to the Product Prospectus Supplement No. CCBN-1, Dated September 10, 2018, and the Prospectus Supplement and the Prospectus, Each Dated September 7, 2018
$___________ Auto-Callable Contingent Coupon Barrier Notes Linked to a Basket of Three Equity Securities, Due April 19, 2023 Royal Bank of Canada

Royal Bank of Canada is offering Auto-Callable Contingent Coupon Barrier Notes (the “Notes”) linked to an equally-weighted basket (the “Basket”) of three equity securities (each, a “Basket Component,” and collectively, the “Basket Components”). The Notes offered are senior unsecured obligations of Royal Bank of Canada, will pay a quarterly Contingent Coupon at the rate and under the circumstances specified below, and will have the terms described in the documents described above, as supplemented or modified by this terms supplement.
The Basket Components and their ticker symbols are: Bank of America Corporation (“BAC”), Citigroup Inc. (“C”) and JPMorgan Chase & Co. (“JPM”). The Initial Basket Level will be set to 100.00.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of this terms supplement, and “Risk Factors” beginning on page PS-5 of the product prospectus supplement dated September 10, 2018 and page S-1 of the prospectus supplement dated September 7, 2018.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Stock Exchange Listing:	None
Trade Date:	April 14, 2020	Principal Amount:	$1,000 per Note
Issue Date:	April 17, 2020	Maturity Date:	April 19, 2023
Observation Dates:	Quarterly, as set forth below.	Coupon Payment Dates:	Quarterly, as set forth below.
Valuation Date:	April 14, 2023	Contingent Coupon Rate:	[9.50% - 11.50%] per annum (to be determined on the Trade Date)
Contingent Coupon:
If the Observation Level (as defined below) of the Basket is greater than or equal to its Coupon Barrier (60% of the Initial Value) on the applicable Observation Date, we will pay the Contingent Coupon applicable to the corresponding Observation Date. You may not receive any Contingent Coupons during the term of the Notes.

Payment at Maturity (if held to maturity):
If the Notes are not previously called, we will pay you at maturity an amount based on the Final Basket Level (as defined below).
For each $1,000 in principal amount, $1,000 plus the Contingent Coupon at maturity, unless the Final Basket Level is less than the Trigger Level (60% of the Initial Value).
If the Final Basket Level is less than its Trigger Level, then the investor will receive at maturity, for each $1,000 in principal amount, an amount that is less than the principal amount, representing the percentage decrease in the value of the Basket from the Trade Date to the Valuation Date.
Investors in the Notes could lose some or all of their principal amount if the Final Basket Level is less than the Trigger Level.

Call Feature:
If the Observation Level of the Basket is greater than or equal to the Initial Basket Level starting on April 14, 2021 and on any Observation Date thereafter, the Notes will be automatically called for 100% of their principal amount, plus the Contingent Coupon applicable to the corresponding Observation Date

Call Settlement Dates:	The Coupon Payment Date corresponding to that Observation Date.
CUSIP:	78015KKV5
	Per Note	Total
Price to public(1)	100.00%	$_____
Underwriting discounts and commissions(1)	2.25%	$_____
Proceeds to Royal Bank of Canada	97.75%	$_____
(1)
Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $977.50 and $1,000 per $1,000 in principal amount.

The initial estimated value of the Notes as of the Trade Date is expected to be at least $775 per $1,000 in principal amount, and will be less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date.  The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.
If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $22.50 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $22.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:
This terms supplement relates to an offering of Auto-Callable Contingent Coupon Barrier Notes (the “Notes”) linked to a basket (the “Basket”) of three equity securities (the “Reference Stocks,” or the “Basket Components”).

Issuer:	Royal Bank of Canada (“Royal Bank”)
Trade Date:	April 14, 2020
Issue Date:	April 17, 2020
Valuation Date:	April 14, 2023
Maturity Date:	April 19, 2023
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Designated Currency:	U.S. Dollars
Contingent Coupon:
We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears on each Coupon Payment Date, under the conditions described below:
•          If the Observation Level of the Basket is greater than or equal to the Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date.
•          If the Observation Level of the Basket is less than the Coupon Barrier on the applicable Observation Date, we will not pay you the Contingent Coupon applicable to that Observation Date.
You may not receive a Contingent Coupon for one or more quarterly periods during the term of the Notes.

Observation Level:
The “Observation Level” will be calculated based on the weighted returns of the Reference Stocks as of the applicable Observation Date, and will be equal to:
100 + (1/3 of the Reference Stock Return for BAC) + (1/3 of the Reference Stock Return for C) + (1/3 of the Reference Stock Return for JPM).

Reference Stock Return:	For each Reference Stock, the Reference Stock Return will be: Observation Price – Initial Price Initial Price
Initial Price:	For each Reference Stock, its closing price on the Trade Date, as determined by the Calculation Agent, subject to adjustment as set forth in the product prospectus supplement.
Observation Price:	For each Reference Stock, its closing price on the applicable Observation Date, as determined by the Calculation Agent, subject to adjustment as set forth in the product prospectus supplement.
Contingent Coupon Rate:	[9.50% to 11.50%] per annum ([2.375% to 2.875%] of the principal amount on each applicable Coupon Payment Date). The actual Contingent Coupon Rate will be determined on the Trade Date.

P-2	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
Observation Dates:
Quarterly, on July 14, 2020, October 14, 2020, January 14, 2021, April 14, 2021, July 14, 2021, October 14, 2021, January 14, 2022, April 14, 2022, July 14, 2022, October 14, 2022, January 17, 2023 and the Valuation Date.

Coupon Payment Dates:
The Contingent Coupon, if payable, will be paid quarterly on July 17, 2020, October 19, 2020, January 20, 2021, April 19, 2021, July 19, 2021, October 19, 2021, January 20, 2022, April 20, 2022, July 19, 2022, October 19, 2022, January 20, 2023  and the Maturity Date.

Record Dates:
The record date for each Coupon Payment Date will be one business day prior to that scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon a call will be payable to the person to whom the payment at maturity or upon the call, as the case may be, will be payable.

Call Feature:
If, starting on April 14, 2021 and on any Observation Date thereafter, the Observation Level of the Basket is greater than or equal to the Initial Basket Level, then the Notes will be automatically called.

Payment if Called:
If the Notes are automatically called, then, on the applicable Coupon Payment Date, for each $1,000 principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Coupon Payment Date (if payable).

Call Settlement Dates:	If the Notes are called on an Observation Date, the Call Settlement Date will be the Coupon Payment Date corresponding to that Observation Date.
Initial Basket Level:	100.00
Final Basket Level:	The Observation Level of the Basket on the final Observation Date (the Valuation Date).
Trigger Level and Coupon Barrier:	60.00, or 60% of the Initial Basket Level.
Payment at Maturity (if not previously called and held to maturity):
If the Notes are not previously called, we will pay you at maturity an amount based on the Final Basket Level:
•           If the Final Basket Level is greater than or equal to the Trigger Level, we will pay you a cash payment equal to the principal amount plus the Contingent Coupon otherwise due on the Maturity Date.
•          If the Final Basket Level is less than the Trigger Level, you will receive at maturity, for each $1,000 in principal amount, an amount calculated as follows:
$1,000 + ($1,000 x Percentage Change)
The amount that you will receive in this case will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline in the value of the Basket from the Trade Date to the Valuation Date. Investors in the Notes will lose some or all of their principal amount if the Final Basket Level is less than its Trigger Level.

Stock Settlement	Not applicable. Payments on the Notes will be made solely in cash.
Percentage Change:	Final Basket Level – Initial Basket Level Initial Basket Level
Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to any of the Reference Stocks will result in the postponement of an Observation Date or the Valuation Date as to that Reference Stock, as described in the product prospectus supplement, but not to any non-affected Reference Stock.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)

P-3	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the Reference Stocks for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated September 10, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated September 7, 2018).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated September 10, 2018, as modified by this terms supplement.

The Trade Date, issue date and other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

P-4	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018 and the product prospectus supplement dated September 10, 2018, relating to our Senior Global Medium-Term Notes, Series H, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. In particular, please note that the return on the Notes is linked to a basket of common stocks.  You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 7, 2018 and in the product prospectus supplement dated September 10, 2018, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
Prospectus Supplement dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
Product Prospectus Supplement dated September 10, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000114036118038091/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.

P-5	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
HYPOTHETICAL EXAMPLES
The table set out below is included for illustration purposes only. The table illustrates the Payment at Maturity of the Notes (including the final Contingent Coupon, if payable) for a hypothetical range of performance for the Basket, assuming the following terms and that the Notes are not automatically called prior to maturity:
Initial Basket Level:	100.00
Trigger Level and Coupon Barrier:	60.00, which is 60% of the Initial Basket Level
Hypothetical Contingent Coupon Rate:	10.50% per annum (or 2.625% of the principal amount on each applicable Coupon Payment Date, which is the midpoint of the range set forth above)
Hypothetical Contingent Coupon Amount:	$26.25 for each applicable Coupon Payment Date
Observation Dates:	Quarterly
Principal Amount:	$1,000 per Note

Hypothetical Final Basket Level	Payment at Maturity as Percentage of Principal Amount	Payment at Maturity (assuming that the Notes were not previously called)
$150.00	102.625%*	$1,026.25*
$140.00	102.625%*	$1,026.25*
$130.00	102.625%*	$1,026.25*
$120.00	102.625%*	$1,026.25*
$110.00	102.625%*	$1,026.25*
$100.00	102.625%*	$1,026.25*
$90.00	102.625%*	$1,026.25*
$80.00	102.625%*	$1,026.25*
$70.00	102.625%*	$1,026.25*
$60.00	102.625%*	$1,026.25*
$59.99	59.99%	$599.90
$50.00	50.00%	$500.00
$40.00	40.00%	$400.00
$30.00	30.00%	$300.00
$20.00	20.00%	$200.00
$10.00	10.00%	$100.00
$0.00	0.00%	$0.00
*Including the final Contingent Coupon, if payable.

P-6	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
Hypothetical Examples of Amounts Payable at Maturity
The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated, assuming the Notes have not been called.
Example 1: The value of the Basket increases by 40% from the Initial Basket Level of 100.00 to its Final Basket Level of 140.00. Because the Final Basket Level is greater than its Trigger Level and Coupon Barrier, the investor receives at maturity, in addition to the final Contingent Coupon otherwise due on the Notes, a cash payment of $1,000 per Note, despite the 40% appreciation in the value of the Basket.
Example 2: The value of the Basket decreases by 10% from the Initial Basket Level of 100.00 to its Final Basket Level of 90.00. Because the Final Basket Level is greater than its Trigger Level and Coupon Barrier, the investor receives at maturity, in addition to the final Contingent Coupon otherwise due on the Notes, a cash payment of $1,000 per Note, despite the 10% decline in the value of the Basket.
Example 3: The value of the Basket is 50.00 on the Valuation Date, which is less than its Trigger Level and Coupon Barrier.  Because the Final Basket Value is less than the Trigger Level and Coupon Barrier, the final Contingent Coupon will not be payable on the Maturity Date, and the investor receives a payment of $500 per $1,000 in principal amount of the Notes, calculated as follows:
Payment on the Notes = $1,000 x ($1,000 x -50%) = $500
* * *
The Payments at Maturity shown above are entirely hypothetical; they are based on values of the Basket that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in any Reference Stock.

P-7	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stocks. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•
Principal at Risk — Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the value of the Basket between the Trade Date and the Valuation Date. If the Notes are not called and the Final Basket Value on the Valuation Date is less than its Trigger Level, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the value of the Basket from the Trade Date to the Valuation Date. Any Contingent Coupons received on the Notes prior to the Maturity Date may not be sufficient to compensate for any such loss.

•
The Notes Are Subject to an Automatic Call — If on any Observation Date beginning in April 2021, the Observation Level of the Basket is greater than or equal to the Initial Basket Level, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on the applicable Call Settlement Date. You will not receive any Contingent Coupons after the Call Settlement Date. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
You May Not Receive Any Contingent Coupons — We will not necessarily make any coupon payments on the Notes. If the value of the Basket on an Observation Date is less than the Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Observation Date. If the Observation Value of the Basket is less than its Coupon Barrier on each of the Observation Dates and on the Valuation Date, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Coupon on the Maturity Date, you will also incur a loss of principal, because the Final Basket Level will be less than the Trigger Level.

•
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Reference Stocks. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call. Further, if the Notes are called due to the Call Feature, you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as April 2021, the total return on the Notes could be limited to one year. If the Notes are not called, you may be subject to the full downside performance of the Basket even though your potential return is limited to the Contingent Coupon Rate. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Stocks.

•
Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of any Contingent Coupons, if payable, and the amount due on any relevant payment date is dependent upon our ability to repay our obligations on the applicable payment dates. This will be the case even if the prices of the Reference Stocks increase after the Trade Date. No assurance can be given as to what our financial condition will be during the term of the Notes.

•
There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not

P-8	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
required to do so. RBCCM or any other affiliate of ours may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.
•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public — The initial estimated value that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the prices of the Reference Stocks, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate will be based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
•
Changes in the Value of One Basket Component May Be Offset by Changes in the Value of the Other Basket Components – A change in the value of one Basket Component may not correlate with changes in the value of the other Basket Components.  The value of one Basket Component may increase, while the value of the other Basket Components may not increase as much, or may even decrease.  Therefore, in determining the value of the Basket as of any time, increases in the value of one Reference Stock may be moderated, or wholly offset, by lesser increases or decreases in the value of the other Basket Components.

•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the share prices of the Reference Stocks, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the Reference Stocks (the “Reference Stock Issuers”), including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we, and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stocks. This research is modified from time to time without notice and may express

P-9	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the share prices of the Reference Stocks, and therefore, the market value of the Notes.
•
Owning the Notes Is Not the Same as Owning the Reference Stocks — The return on your Notes is unlikely to reflect the return you would realize if you actually owned shares of the Reference Stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on these securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of these securities may have. Furthermore, the Reference Stocks may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.

•
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Stocks — In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Reference Stocks, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Reference Stock may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Stocks from multiple sources, and you should not rely solely on views expressed by our affiliates.

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There Is No Affiliation Between the Reference Stock Issuers and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Reference Stock Issuers - We are not affiliated with the Reference Stock Issuers. However, we and our affiliates may currently, or from time to time in the future engage, in business with any Reference Stock Issuer. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares. You, as an investor in the Notes, should make your own investigation into the Reference Stocks.

•
Market Disruption Events and Adjustments — The payment at maturity, each Observation Date and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

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The stocks included in the Basket are concentrated in one sector — All of the stocks included in the Basket are issued by companies in the financial sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the Basket Components, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in the financial services sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

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Adverse conditions in the financial sector may reduce your return on the Notes — All of the Basket Components are issued by companies whose primary lines of business are directly associated with the financial services sector. The profitability of these companies is largely dependent on the availability and cost of capital funds, and can fluctuate significantly, particularly when market interest rates change. Credit losses resulting from financial difficulties of these companies’ customers can negatively impact the sector. In addition, adverse economic, business, or political developments affecting the U.S., including with respect to the insurance sector, or to real estate and loans secured by real estate, could have a major effect on the value of the Basket Components. As a result of these factors, the value of the Notes may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the financial services sector.

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Economic conditions have adversely impacted the stock prices of many companies in the financial services sector, and may do so during the term of the Notes — In recent years, economic conditions in the U.S. have resulted, and may continue to result, in significant losses among many companies that operate in the financial services sector. These conditions have also resulted, and may continue to result, in a high degree of volatility in the stock prices of financial institutions, and substantial fluctuations in the profitability of these companies. Numerous financial services companies have experienced substantial decreases in the value of their assets, taken action to raise capital (including the issuance of debt or equity securities), or even ceased operations. Further, companies in the financial services sector have been subject to unprecedented government

P-10	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
actions and regulation, which may limit the scope of their operations and, in turn, result in a decrease in value of these companies. Any of these factors may have an adverse impact on the performance of the Basket Components. As a result, the value of the Basket Components may be adversely affected by economic, political, or regulatory events affecting the financial services sector or one of the sub-sectors of the financial services sector. This in turn could adversely impact the market value of the Notes and decrease the payments on the Notes.

P-11	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
INFORMATION REGARDING THE REFERENCE STOCK ISSUERS
The Reference Stocks are registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information filed with the SEC can be obtained through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The following information regarding the Reference Stock Issuers is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Reference Stock Issuers with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
We obtained the information regarding the historical performance of the Reference Stocks set forth below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Stocks should not be taken as an indication of their future performance, and no assurance can be given as to the market prices of any Reference Stock at any time during the term of the Notes. We cannot give you assurance that the performance of any Reference Stock will not result in the loss of all or part of your investment.
Bank of America Corporation (“BAC”)
Bank of America Corporation accepts deposits and offers banking, investing, asset management, and other financial and risk-management products and services. The company has a mortgage lending subsidiary, and an investment banking and securities brokerage subsidiary.
The company’s common stock is listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “BAC.”
Citigroup Inc. (“C”)
Citigroup Inc. is a diversified financial services holding company that provides a broad range of financial services to consumer and corporate customers. The company’s services include investment banking, retail brokerage, corporate banking, and cash management products and services.
The company’s common stock is listed on the NYSE under the ticker symbol “C.”
JPMorgan Chase & Co. (“JPM”)
JPMorgan Chase & Co. provides financial services and retail banking. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance.
The company’s common stock is listed on the NYSE under the ticker symbol “JPM.”

P-12	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
HISTORICAL INFORMATION
The graphs below set forth the information relating to the historical performance of the Reference Stocks. We obtained the information in the graphs below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of any Reference Stock should not be taken as an indication of its future performance, and no assurance can be given as to the prices of the Reference Stocks, or the value of the Basket, at any time. We cannot give you assurance that the performance of the Reference Stocks will not result in the loss of all or part of your investment.
Historical Information for Bank of America Corporation (“BAC”)
The graph below illustrates the performance of this Reference Stock from January 1, 2010 to March 31, 2020.

P-13	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
Historical Information for the Citigroup Inc. (“C”)
The graph below illustrates the performance of this Reference Stock from January 1, 2010 to March 31, 2020.

P-14	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
Historical Information for the JPMorgan Chase & Co. (“JPM”)
The graph below illustrates the performance of this Reference Stock from January 1, 2010 to March 31, 2020.

P-15	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated September 10, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Stocks or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Stocks or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
The accompanying product prospectus supplement notes that FATCA withholding on payments of gross proceeds from a sale or redemption of the Notes will only apply to payments made after December 31, 2018. That discussion is modified to reflect regulations proposed by the U.S. Treasury Department in December 2018 indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.

P-16	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We expect that delivery of the Notes will be made against payment for the Notes on April 17, 2020, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated September 7, 2018. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 7, 2018.
We will deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately 6 months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.
Each of RBCCM and any other broker-dealer offering the Notes have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Notes to, any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) (2017/1129) (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or the U.K. has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA or the U.K. may be unlawful under the PRIIPs Regulation.

P-17	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Stocks.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value that will be set forth on the cover page of the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stocks, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-18	RBC Capital Markets, LLC